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                                                                    Exhibit 99.1

                                     FORM OF
                          SUBSCRIPTION AGENT AGREEMENT

                                 November , 2003

American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038


Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, pursuant to this Subscription Agent Agreement (this "Agreement"), Cosi, Inc. (the Company), hereby confirms its arrangements with you as follows:


1. RIGHTS OFFERING - The Company is offering (the "Rights offering") to the holders of shares of its Common Stock, par value $0.01 per share ("Common Stock"), on November 24, 2003 (the "Record Date"), the right ("Rights") to subscribe for shares of its Common Stock. Each Right entitles the holder to subscribe for and purchase a number of shares of Common Stock having a value equal to an aggregate of $0.6776, at a purchase price per share equal to the lesser of (i) $1.50 and (ii) 85% of the weighted average price per share of our common stock as reported on the Nasdaq National Market for the 15-trading-day period ending three business days prior to December 19, 2003. Except as set forth under Paragraphs 8 and 9 below, the Rights shall cease to be exercisable at 5:00 p.m., New York City time, on December 19, 2003 or such later date of which the Company notifies you orally and confirms in writing (the "Expiration Date"). One Right is being issued for each share of Common Stock held on the Record Date. Rights are evidenced by non-transferable rights certificates in registered form ("Rights Certificates"). Each holder of Rights Certificate(s) who exercises the holder's right to subscribe for all shares of Common Stock that can be subscribed for with the Rights evidenced by such Rights Certificate(s) (the "Basic Subscription Right") will have the right to subscribe for additional shares of Common Stock, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the "Over-Subscription Privilege"). The maximum number of shares for which a holder will be able to subscribe pursuant to the Over-Subscription Privilege will equal such holder's pro rata share of the total amount of shares of Common Stock available for over-subscription. A holder's pro rata share will be based upon the total number of shares of Common Stock and warrants to purchase shares of Common Stock owned by such holder compared to the total number of shares of Common Stock and warrants to purchase shares of Common Stock owned by (i) all stockholders who exercised their Over-Subscription privilege and (ii) Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd and ZAM Holdings, L.P. (collectively, the "Funding Parties"). If there is an insufficient number of shares of Common Stock remaining unsold after holders have exercised their basic subscription rights to satisfy in full all subscriptions received for



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      additional shares, you will allocate the available shares among the holders who exercise their Over-Subscription privilege on a pro rata basis according to their respective holdings, up to the amount such holder has subscribed for through the exercise of such holder's over-subscription privilege. The Rights Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus, relating to the Rights Offering, filed with the Securities and Exchange Commission pursuant to Rule 424, promulgated under the Securities Act of 1933, as amended, (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein.


2. APPOINTMENT OF SUBSCRIPTION AGENT - You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.


3. DELIVERY OF DOCUMENTS - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

      (a)   a copy of the Prospectus;


      (b)   the form of Rights Certificate (with instructions);


      (c) resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

      (d)   Notice of Guaranteed Delivery.


      As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date a Rights Certificate evidencing the Total Aggregate Share Value for which such holder is entitled to subscribe, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Rights Certificates which you will prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and evidencing the Total Aggregate Share Value for which they are entitled to subscribe. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Rights Certificates.


4.    SUBSCRIPTION PROCEDURE -


      (a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (ii) any Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Rights Certificate (except as provided in paragraph 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber's registered address on the books of the Company certificates representing the securities underlying each Unit duly subscribed for (pursuant to the Basic Subscription Right and the Over-Subscription Privilege) and furnish a list of all such information to the Company.


      (b) As soon as reasonably practical following the Expiration Date you shall calculate the number of shares of Common Stock to which each subscriber is entitled pursuant to the


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      Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by holders who fully exercise their Basic Subscription Right. The maximum amount of shares of Common Stock available pursuant to the Over-Subscription Privilege shall equal that number of shares, at a price per share equal to the Subscription Price, having a value equal to $7.5 million reduced by the aggregate value of shares subscribed for pursuant to the Basic Subscription Right. Where there are sufficient shares of Common Stock remaining unsold, subject to the limitation described above, to satisfy all Over-Subscriptions by holders exercising their rights under the Over-Subscription Privilege, each holder shall be allotted the number of shares of Common Stock, at the Subscription Price, having a value equal to the amount subscribed for. If there is an insufficient number of shares of Common Stock remaining unsold after holders have exercised their basic subscription rights to satisfy in full all subscriptions received for additional shares, you will allocate the available shares, subject to the limitation described above, among the holders who exercise their Over-Subscription privilege on a pro rata basis according to their respective holdings, up to the amount such holder has subscribed for through the exercise of such holder's over-subscription privilege. Any fractional shares of Common Stock to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the next whole share of Common Stock.

      (c) Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

      (d) Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for the additional shares of Common Stock subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of shares of Common Stock is allotted to a subscriber under the Over-Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Over-Subscription Privilege are mailed.

      (e) Funds received by you pursuant to the Basic Subscription Right and the Over-Subscription Privilege shall be held by you in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional shares of Common Stock subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares of Common Stock sold in the Rights Offering.


5. DEFECTIVE EXERCISE OF RIGHTS; LOST RIGHTS CERTIFICATES - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Rights Certificates with the



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      defects or irregularities which have not been cured or waived to the holder of the Rights. If any Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company's Common Stock.



6. LATE DELIVERY - If prior to 5:00 p.m., New York City time, on the Expiration Date you receive (i) payment in full of the Subscription Price for shares of Common Stock being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Rights Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Rights Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Rights Certificate held by such exercising subscriber, the aggregate value of shares of Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Rights Certificate evidencing such Rights within three NASDAQ National Market ("NNM") trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Rights Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three NNM trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Rights Certificate evidencing the Rights being exercised, with signatures guaranteed if required.



7. DELIVERY - You shall deliver to the Company copies of the exercised Rights Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Rights Certificates.



8. REPORTS - You shall notify the Company by telephone on and before the close of business on each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NNM trading days after the Expiration Date) (a "daily notice"), which notice shall thereafter be confirmed in writing, of (i) the aggregate value of Rights exercised on the day covered by such daily notice, (ii) the aggregate value of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the aggregate value of Rights for which defective exercises have been received on the day covered by such daily notice, and
      (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., New York City time, on the first NNM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fourth NNM trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the aggregate value of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Rights Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you



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      pursuant to this paragraph 9 as any of them shall request.

9. FUTURE INSTRUCTIONS - With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

            William D. Forrest, Executive Chairman;

            Kevin Armstrong, Chief Executive Officer; and

            Mark Stickney, Chief Financial Officer.


10. PAYMENT OF EXPENSES - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $___________ plus your reasonable out-of-pocket expenses.

11. COUNSEL - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel.

12. INDEMNIFICATION - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

13. NOTICES - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

      (a) If to the Company, to:

      Cosi, Inc.
      242 West 36th Street
      New York, NY 10018
      Attention: Kevin Armstrong
      Telephone: (212) 739-7178
      Telecopy: (212) 653-1666

      With a copy to:


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      Cadwalader, Wickersham & Taft LLP
      100 Maiden Lane
      New York, NY 10038
      Attention: William P. Mills
      Telephone: (212) 504-6436
      Telecopy: (212) 504-6666

      (b) If to you, to:

             American Stock Transfer & Trust Company
             59 Maiden Lane
             New York, N.Y. 10038
             Attention: George Karfunkel
             Telephone: (718) 921-8200
             Telecopy: (718) 236-4588

15. CAPTIONS. The headings in this Agreement are inserted for convenience of reference only, and shall not affect the interpretation of this Agreement.

16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

17. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.


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                                        COSI, INC.

                                        By: _________________________
                                        Name:
                                        Title:



                                        Acknowledged and Agreed:


                                        AMERICAN STOCK TRANSFER & TRUST COMPANY

                                        By: _________________________
                                        Name:
                                        Title:


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